EXHIBIT 10.1


                                                October 31, 2005


Mr. Louis Pardo
President
Poseidis, Inc.
222 Lakeview Avenue, PMB 160
West Palm Beach, FL 33401

Re: Transition Management

Dear Louis:

Thank you for appointing us transition manager for Poseidis, Inc. (the "Company" or "Poseidis"). We will execute the appointment on the following terms:

1. Services. We will provide the services described in the Services attachment, any other services you request and we agree to provide and any other services we consider necessary to perform the engagement (the "Services").

2.   Fees. You shall pay us the fees described in the Fee attachment.

3. Term. The initial term for this agreement will be from November 1, 2005 until October 31, 2006 except as set forth in the Engagement attachment.

4. Termination. Either party to this agreement may terminate our engagement at any time by giving the other party at least 60 days' prior written notice. Your obligations and our mutual obligations regarding confidentiality, intellectual property, and competition in the attached General Terms of Engagement and the Fee attachment shall survive termination.

5. Exclusive Engagement. Neither you nor any of your affiliates has engaged (or, before termination of this letter, will engage) any other person or organization to provide any Services.

6. No Commitment. Neither we nor any of our affiliates makes any commitment whatsoever to provide any financing. All terms and conditions of any proposal we make relating to any financing are indicative and for discussion purposes only. You cannot construe any proposal as a commitment from us or any of our affiliates to provide any financing to you, the Company or any of its or your subsidiaries or affiliates.

7. General Terms. The attached General Terms of Engagement apply to this letter and our engagement.

In this letter and the attachments, "you" means the Company and "we" means Bridgehead Partners LLC.

Please confirm the foregoing by signing below.



                                           Yours sincerely,

                                           Bridgehead Partners, LLC

                                        By:  /s/ John J. McGovern
                                           ---------------------------------
                                            John J. McGovern, Chairman
                                            and Managing Director

CONFIRMED:

Poseidis, Inc.

By: /s/ Louis Pardo
    ---------------------------
        Louis Pardo, President
                              --------

                       POSEIDIS, INC. ENGAGEMENT SUMMARY


Scope of Services:

We will perform the following Services and such other services as you may reasonably request within the scope of our engagement:

1.   Interim Chief Financial Officer -

     |X| Supplement the Company's financial organization by providing executive level financial expertise and management insight.

     |X| Ongoing assessment of the management, operations, financial position and business prospects of the Company.

     |X|  Develop and direct the financial reporting and accounting systems.

     |X|  Responsibility for SEC and other regulatory reporting and compliance.

     |X| Assistance and support for capital fund-raising initiatives of the company

     |X| Assistance and support for corporate development activities including acquisition, divestures, strategic alliances, etc.

     |X| Ongoing analysis of and assistance with new or ongoing capital markets opportunities.

     |X| Executive management support in the development and implementation of corporate strategy and development of strategic initiatives to enhance operating and financial performance.

     |X| Management of the Company's relations with bankers, debt-holders and equity investors as well as investment bankers and research analysts.

     |X| Other responsibilities normal and customary for a CFO of a public company.

     |X|  Directorship on the Board.

Reporting and Direction:

We will

     |X|  report directly to your President

     |X|  take direction from your President

     |X| consult with and advise management on day-to-day and strategic business and financial matters

     |X| make periodic presentations to your Board of Directors at such times as you and/or the Board requests


Bridgehead Engagement Team:

     Jack McGovern will be your engagement officer with primary responsibility for the Services outlined above and individually will be the CFO and EVP.

     At your request (and subject to agreement on compensation, duties and risk allocation), we will provide additional professionals to act as other officers, or to perform equivalent duties. Mr. McGovern and any such other officers are entitled to indemnity, contribution and reimbursement to the same extent as we are under this letter and attachments. Mr. McGovern's appointment to the Company's Board and to the officers' positions/titles referred to above will be effective on the date of execution and delivery of Board resolutions covering those two items.

                          GENERAL TERMS OF ENGAGEMENT

1. Independent Contractor. We are an independent contractor to you. Neither we nor any of our Related Persons is your employee or agent or entitled to any compensation or benefits as your employee or agent.

2. Access. You will provide us and our Related Persons full access to your and your affiliates' books and records and to your Related Persons.

3. Authority. You will cause your Related Persons to treat us and our Related Persons as having all the power and authority provided in the Services or otherwise customarily held by personnel having the titles or functions we provide in connection with the engagement or the Services (or similar titles and functions).

4. Cooperation. You will take any action, and to the extent of your ability you will cause your Related Persons to take any action, that we or our Related Persons reasonably request in connection with our engagement.

5. Standard. We and our Related Persons shall be liable to you only for actual damages caused by our own gross negligence or bad faith. Neither we nor any of our Related Persons shall be responsible for any special, consequential or punitive damages. Our and our Related Persons' liability to you shall be limited to the fees paid to us.

6. Expenses. Whether or not we perform any Services, you will pay all our and our Related Persons' reasonable expenses in connection with the engagement, the Services or any other activities in connection with the engagement, the Services or the letter upon presentation of an invoice for such expenses. These expenses will include, but not be limited to, fees and expenses of our attorneys and other advisors, travel costs for us and our advisors, costs of any meetings and costs of investigation and information gathering.

7.   Insurance.

     a. You will maintain at all times during the engagement commencing not later than February 1, 2006 comprehensive general liability insurance and officer and director insurance covering us and all our Related Persons (as named insureds) against all liability to at least the highest limit and most comprehensive coverage that as you or any of your affiliates cover any of your or their officers or directors.

     b. In no event shall the limits of liability under such insurance be less than $5 million per occurrence.

     c. We and our Related Persons shall be named insureds, under such insurance. The insurance shall be primary without right of contribution of any other insurance. We and our Related Persons shall have claim to the proceeds prior to your claim.

8.   Indemnity

     a. You indemnify us and our Related Persons against any loss, claim, damage or liability arising out of or in connection with the engagement, the Services or any other activities in connection with the engagement, the Services or the letter.

     b. You shall reimburse us and our Related Persons for our reasonable expenses (including professional fees and disbursements) incurred in connection with investigating, preparing to defend or defending any suit, claim or other proceeding arising out of or in connection with the engagement, the Services or any other activities in connection with the engagement, the Services or the letter.

     c. You shall not be required to indemnify us or one of our Related Persons for any loss, claim, damage or liability if a court determines that it was the result of the indemnitee's own gross negligence or bad faith. If a court shall so determine, the indemnitee shall return to you any amounts reimbursed under clause (b) in connection with that loss, claim, damage or liability.

     d. You shall indemnify and reimburse us and our Related Persons whether or not we are a formal party to any suit, claim or other proceeding. We and our Related Persons may retain separate counsel for any suit, claim or proceeding.

9.   Contribution.

     a. If any indemnification or reimbursement pursuant to this letter is unavailable, then you and we shall contribute to the losses, claims, damages, liabilities and expenses for which such indemnification or reimbursement is unavailable.

     b.   Our contribution shall not exceed the fee paid to us.

10.  Intellectual Property.

     a. We own any Intellectual Property that we or any of our Related Persons conceive, develop, invent or make. Such Intellectual Property is not a work for hire for you.

     b. We grant you a non-exclusive, non-transferable (except to affiliates or subsidiaries), non-sublicensable (except to affiliates or subsidiaries), royalty-free, and perpetual license to use, for your internal business purposes, any Intellectual Property that we or any of our Related Persons conceive, develop, invent or make as part of our services to you under this letter, to the extent such Intellectual Property is related to your existing or proposed businesses or your research or development.

     c. "Intellectual Property" means any patent, trademark, copyright, trade secret, trademark, service mark, trade name, invention, improvement, contribution, idea, concept, discovery, process, design, plant or plant variety, confidential information, work product, method of doing business, work of authorship, mask work, know-how, Software, algorithm, source code, process, formula, knowledge, technique, intellectual property, license, franchise, permit or information, or any application for or registration of any of the foregoing, whether or not recognized as property or otherwise protectable.

     d. "Software" means man- or machine-readable instructions for the control, operation and performance of computers, processors, plant, equipment, machinery or other tangible property. Software includes firmware and microcode, binaries, libraries and source code and documentation and training materials for such Software.

11.  Confidentiality.

     a. We will not disclose any material confidential information you provide us, except

          1)   as required by law,

          2)   as you previously approve,

          3)   as necessary or appropriate in providing the Services, or

          4) as would customarily be disclosed by personnel having the titles or functions we provide in connection with the engagement, the Services or the letter (or similar titles and functions).

     b. Except as required by law or as we previously approve or as permitted in this agreement, you shall not disclose or use any confidential information or advice we may provide or any of our Intellectual Property.

     c.   You and we will each

          1) inform each person to whom you or we disclose information restricted by this section that the information is restricted by this agreement and

          2) obtain from each such person an agreement or understanding not to disclose the information other than as permitted by this section.

12. Other Activities. We and our Related Persons may provide services to others but not to any person or entity that may compete with you in the bottled water industry or have interests adverse to yours in the bottled water industry. Our engagements to you shall not restrict our and their ability to continue or undertake other financings and services (other than the restrictions on our and their use of confidential information under this letter). Our obligations to others may restrict our activities under this letter but no material adverse restrictions are known to us at this time.

13. Public Announcements. Neither you nor we shall make any public announcement about the engagement or our services under the letter without the consent of the other. Neither you nor we will unreasonably withhold or delay the consent.

14.  Transition Executives.

     a. Some or all of our services to you or our other activities in connection with our agreement with you will be performed by persons we engage as independent contractors ("Transition Executives").

     b. Without our consent in writing, neither you nor any of your affiliates or significant investors will engage in any transaction with or for the benefit of any Transition Executive (other than through your agreement with us).

     c.   Without limiting the foregoing you will not do any of the following:

          1)   retain or employ any  Transition  Executive or any affiliate of a
               Transition   Executive  (as  an  officer,   director,   employee,
               consultant, independent contractor or otherwise);

          2) pay any compensation, benefit, consideration or other value to any Transition Executive or any affiliate of a Transition Executive;

          3) have any agreement or understanding with any Transition Executive or any affiliate of a Transition Executive for any of the foregoing.

15.  New Jersey Law. This letter is governed by the law of New Jersey.

16.  Disputes.

     a. Any dispute arising out of or in connection with our agreement with you, the engagement or our services shall be resolved by arbitration in New York under the rules of the American Arbitration Association.

     b. Any arbitration shall be by a single arbitrator, unless one of the parties requests arbitration by three arbitrators. The arbitrator must have experience in the matter that is the subject of the dispute.

     c. The losing party to an arbitration under this agreement shall bear all the costs of the other parties, the arbitrator and the arbitration unless the arbitrator otherwise directs.

     d.   An arbitral decision shall be final and shall bind the parties.

     e. Notwithstanding any dispute, the parties shall continue performance of their undisputed obligations under our agreement with you (subject to any right of termination or suspension in the agreement).

17. Amendments. The agreement in the letter and its attachments may not be amended or modified except in writing signed by the party to be bound.

18.  Related Persons.

     a. Your "Related Persons" are you, your affiliates, and your and their managers, managing directors, directors, officers, employees, agents, advisors, principal investors, lenders, commercial and investment bankers, and attorneys, accountants, financial advisors and other advisors.

     b. Our "Related Persons" are us, our affiliates, and our and their managers, managing directors, directors, directors, officers, employees, agents, advisors and controlling persons, and the Transition Executives.

Poseidis Inc. Fee Schedule


1.   Monthly Retainers:

     o    $ 15,000 per month

          Retainers will be paid monthly in advance. During the initial phase of the engagement, the first 3months of the retainers may be accrued and become payable upon the closure of a capital financing with proceeds in excess of $750,000.

2.   Performance Bonus:

          o    Bonuses will be paid at the discretion of the Board of Directors.

3.   Equity Incentives:

          o Bridgehead will earn warrants for 1,500,000 shares of Poseidis with a strike price of 110% of the average of the closing price for the five trading days immediately prior to our official appointment as CFO which will vest in 3 tranches, one half (750,000 shares) on the date of our appointment as CFO, one quarter (375,000 shares) on June 1, 2006 and one quarter (375,000 shares) at the end of the initial term, October 31, 2006.